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                                                                    Exhibit 11.1


                             THE CHUBB CORPORATION
                       COMPUTATION OF EARNINGS PER SHARE
                           PERIODS ENDED SEPTEMBER 30

                                               Third Quarter       Nine Months
                                               -------------      -------------
                                               1994     1993      1994     1993
                                               ----     ----      ----     ----
                                                         (in millions)
Net income (loss)............................ $152.7  $(130.6)   $372.6   $163.7
After-tax interest expense on 6% guaranteed
 exchangeable subordinated notes.............    2.4      2.3       7.3      7.3
                                              ------  -------    ------   ------
Net income (loss) for computing earnings
 per share................................... $155.1  $(128.3)   $379.9   $171.0
                                              ======  =======    ======   ======
Average number of common shares
 outstanding.................................   87.6     87.7      87.7     87.6
Additional shares from assumed conversion
 of 6% guaranteed exchangeable subordinated
 notes as if each $1,000 of principal
 amount had been converted at issuance
 into 11.628 shares of common stock..........    2.9      2.9       2.9      2.9
                                              ------  -------    ------   ------
Average number of common and common
 equivalent shares assumed outstanding for
 computing earnings per share................   90.5     90.6      90.6     90.5
                                              ======  =======    ======   ======

Net income (loss) per share.................. $ 1.71  $ (1.42)   $ 4.19   $ 1.89
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